EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Altimmune, Inc. dated April 4, 2019 for the registration of $250,000,000 of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units and to the incorporation by reference therein of our report dated April 1, 2019, with respect to the consolidated financial statements of Altimmune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

April 4, 2019